Exhibit (11.1) - Statement Re: Computation of Earnings Per Share

                                   Three Months Ended June 30

                                         1997           1996
Primary:

Actual net income                  $   130,394      $  256,213

Average shares outstanding           4,450,374       4,396,912

Net effect of dilutive stock
options -based on treasury
stock method using average
market price                            30,932          38,460
                                     ----------       ---------
Average shares outstanding
as adjusted for calculation          4,481,306        4,435,372
                                    -----------      ----------
Earnings per share                      $0.03           $0.06
                                   ============      ==========



Fully Diluted:

Actual net income                  $  130,394          $  256,213

Average shares outstanding          4,450,374           4,396,912

Net effect of dilutive
stock options-based on
treasury stock method
using ending market price              24,641             524,016
                                   ----------          -----------
Average share outstanding
as adjusted                         4,475,015           4,920,928
                                   ----------          -----------

Earnings per share                    $0.03               $0.05
                                      =====               ======